Negotiated Settlement Agreement and Special Release between
<u>Huntleigh USA Corporation and the Transportation Security Administration</u>

1. This is a Settlement Agreement and Special Release ("the Agreement") entered into between Huntleigh USA Corporation (hereinafter "Huntleigh") and the Transportation Security Administration (hereinafter "TSA"; collectively, Huntleigh and the TSA are referred to as "the Parties") to resolve the consolidated contract dispute between Huntleigh and TSA before the Office of Dispute Resolution for Acquisition ("ODRA") (Docket Nos. 04-TSA-008 and 06-TSA-025) under TSA Contract No. DTFA01-02-C04025 ("the Contract").

2. Definitions. For the purposes of this Agreement, the following terms shall have the meaning set forth below:

   "Huntleigh" shall mean Huntleigh USA Corporation and its subsidiaries, parents, affiliates, directors, officers, employees, agents, attorneys, predecessors and successors in interest, and legal representatives, both foreign and domestic, both in their official capacities and individually.

   "Huntleigh Contract" or "Contract" shall mean contract number DTFA-01-02-C-04025 for airport security services entered into between the Federal Aviation Administration and Huntleigh on or about February 12, 2002.

   "TSA" shall mean the Transportation Security Administration of the United States Department of Homeland Security, and its officials, employees, agents, attorneys, predecessors and successors in interest, and legal representatives, both foreign and domestic, both in their official capacities and individually.

   "Huntleigh Claim" shall mean any and all claims that Huntleigh may have against TSA and that meet all the following conditions: (i) relate to the Contract and (ii) could have been pursued under the Disputes Clause 3.9.1-1 of the Contract.

   "TSA Claim" shall mean any and all claims that TSA may have against Huntleigh and that meet all of the following conditions: (i) relate to the Contract and (ii) could have been pursued under the Disputes Clause 3.9.1-1 of the Contract.

   "Subject Claims" shall mean, collectively, the Huntleigh Claim and TSA Claim.

3. <u>Whereas</u> the Subject Claims were initiated with the filing by Huntleigh of its July 12, 2004 claim with ODRA, alleging breach of contract by TSA and requesting damages in the amount of $20,275,626.89. On April 14, 2005, Huntleigh reduced its claim to $11,175,786.88 (collectively, the "Huntleigh Claim").

4. <u>Whereas</u>, on May 11, 2006, TSA issued Modification No PZ0010 to the Contract establishing a total contract price of $123,680,917.07. TSA's determination of the total contract price of $123,680,917.07 resulted in TSA's arithmetic determination of a

$59,177,763.01 overpayment to Huntleigh. On June 9, 2006, TSA filed a claim against Huntleigh to recover this overpayment of $59,177,763.94 (the "TSA Claim").

5. Whereas the Parties each dispute the grounds for these claims, including either Party's entitlement to any compensation and the quantum of any such compensation.

6. Terms and Conditions. Following discussion by the Parties to resolve this dispute through settlement, and to avoid the delay and uncertainty of litigation of these claims, the Parties desire to enter into an agreement that would settle, compromise, and resolve all issues and disputes between the Parties regarding the Contract, and hereby mutually agree to the following terms of this Agreement:

   a. Huntleigh agrees to withdraw the Huntleigh Claim and effectuate a dismissal with prejudice before ODRA of the Huntleigh Claim and terminate any further rights under the Contract and agrees further to seek no additional compensation from TSA under the Contract, whether the grounds for such compensation were included in the Huntleigh Claim or otherwise.

   b. TSA agrees to withdraw the TSA Claim and effectuate a dismissal with prejudice before ODRA of the TSA Claim and terminate any further rights under the Contract and agrees further to seek no additional compensation from Huntleigh under the Contract for any reason, including for alleged overpayments made under the Contract.

   c.. It is expressly understood and agreed between the Parties that this Agreement and the promises and releases provided herein are not, and shall not be construed to be, an admission of liability or acknowledgment of the validity of any of the claims or defenses which were or which could have been asserted by the Parties.

7. Release. Upon execution of this Agreement:

   a. Huntleigh does irrevocably and unconditionally, completely and forever release and discharge any and all claims or demands, losses, costs (including but not limited to attorneys' fees), damages, actions, causes of action, whether in law or equity, suits and administrative proceedings that Huntleigh can or may bring, based on or relating to the Contract, arising, occurring, or existing at any time prior to , the date of this Agreement, whether known or unknown, against the TSA and, as applicable, against each of its agencies and departments, including but not limited to the Department of Homeland Security (DHS), its officials, employees, agents, attorneys, predecessors and successors in interest, and legal representatives, both foreign and domestic.

   b. TSA does irrevocably and unconditionally, completely and forever release and discharge any and all claims or demands, losses, costs (including but not limited to attorneys' fees), damages, actions, causes of action, whether in law or equity, suits and administrative proceedings that TSA can or may bring, based on or

relating to the Contract, arising, occurring, or existing at any time prior to, the date of this Agreement, whether known or unknown, against Huntleigh and, as applicable, against each of its subsidiaries, parents, affiliates, directors, officers, employees, agents, attorneys, predecessors, and successors in interest, and legal representatives, both foreign and domestic.

c. TSA and Huntleigh hereby specifically agree that the mutual releases contained in this Agreement do not bar any claims, disputes or causes of action arising out of breach of this Agreement.

8. Governing Law. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement will be the ODRA.

9. Joint Drafting. For purposes of interpretation of this Agreement or any part hereof by any court of competent jurisdiction (or any other judicial or quasi-judicial body), this Agreement shall be deemed to have been drafted equally by all parties hereto.

10. Complete Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, except with respect to the bilateral contract modification referenced in paragraph 12 of this Agreement and hereby incorporated herein

11. Severability. In the event that any portion or clause of this Agreement is deemed unenforceable by operation of law, that portion or clause is severable from the remainder of the Agreement, which shall remain in full force and effect. This Agreement, including this paragraph, may be modified or amended only by an agreement in writing signed by the Parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver. No waiver shall be valid unless the same is in writing and signed by the Parties.

12. Authority. Each of the individuals signing this Agreement represents that he or she is authorized to execute this Agreement on behalf of the entity for which he or she is signing. The parties simultaneously will execute a bilateral contract modification that incorporates this Agreement into the contract.

13. Confidentiality. Nothing in the Agreement shall prohibit Huntleigh or TSA from disclosing information related to the Contract or the Agreement as required by law, including but not limited to TSA's compliance with the Freedom of Information Act (FOIA) or requests for information from Congress or the Government Accountability Office. Except as Huntleigh or TSA has an obligation to disclose such information imposed bylaw, however, the Parties shall maintain in strictest confidence the terms, conditions, negotiations and implementation of this Agreement and shall not disclose or characterize the terms, conditions, negotiation or implementation of this Agreement,

except that the terms, conditions, negotiation or implementation of this Agreement may be disclosed or characterized to any person only:

a. By any Party to enforce the terms of this Agreement;

b. In response to any allegation of misconduct relating to this Agreement;

c. Under any valid order of any court or administrative agency of competent jurisdiction with the statutory power to compel such disclosure;

d. By any Party, to its attorneys, assignees, brokers, insurers, lenders, accountants, regulators or auditors; or

e. By mutual written agreement of the Parties.

In the event TSA believes disclosure is necessary to comply with a FOIA request, TSA shall notify Huntleigh of its intent to disclose information related to the Contract or the Agreement and provide Huntleigh (1) an opportunity to review the material proposed for disclosure and (2) a reasonable period to respond to the proposed disclosure and notify TSA if any proposed disclosures are properly subject to FOIA exemptions.

14. Effective Date and Facsimile Signatures. This Agreement is effective on the date of signature of the last signatory to the Agreement. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date of this Agreement.

TRANSPORTATION SECURITY ADMINISTRATION

BY: [signature]
Charles Eppright
Contracting Officer

DATE: 1/21/2010

HUNTLEIGH USA CORPORATION

BY: [signature]
[Insert Authorizing Official] Richard Sporn
[Insert Title] CEO

DATE: 12/22/10

AMENDMENT OF SOLICITATION/MODIFICATION OF CONTRACT	1. CONTRACT ID CODE	PA 1 c

2. AMENDMENT/MODIFICATION NO.	3. EFFECTIVE DATE	4. REQUISITION/PURCHASE REQ. NO.	5. PROJECT NO. *(If applic*
P0S001	See Block 16c	Not Applicable	

6. ISSUED BY	7. ADMINISTERED BY *(If other than Item 6)*
US Department of Homeland Security Transportation Security Administration 701 South 12th Street Arlington, VA 20598-6025	

8. NAME AND ADDRESS OF CONTRACTOR *(No., street, county, State and ZIP Code)*	(T)	
Huntleigh USA Corp 10332 Old Olive Road St. Louis MO 66314		9A. AMENDMENT OF SOLICITATION NO
		9B. DATED *(SEE ITEM 11)*:
		10A. MODIFICATION OF CONTRACT/ORI DTFA01-02-C-04025
CODE: FACILITY CODE:	X	10B. DATED *(SEE ITEM 13)*: 02/17/2002

11. THIS ITEM ONLY APPLIES TO AMENDMENTS OF SOLICITATIONS

[ ] The above numbered solicitation is amended as set forth in Item 14. The hour and date specified for receipt of Offers [ ] is extended, [ ] is not extended.

Offers must acknowledge receipt of this amendment prior to the hour and date specified in the solicitation or as amended, by one of the following methods: (a) By completing Items 8 and 15, and returning ______ copies of the amendment; (b) By acknowledging receipt of this amendment on each copy of the offer submitted; or (c) By separate letter or telegram which includes a reference to the solicitation and amendment numbers. FAILURE OF YOUR ACKNOWLEDGEMENT TO BE RECEIVED AT THE PLACE DESIGNATED FOR THE RECEIPT OF OFFERS PRIOR TO THE HOUR AND DATA SPECIFIED MAY RESULT IN REJECTION OF YOUR OFFER. If by virtue of this amendment you desire to change an offer already submitted, such change may be made by telegram or letter, provided each telegram or letter makes reference to the solicitation and this amendment, and is received prior to the opening hour and date specified.

12. ACCOUNTING AND APPROPRIATION DATA *(If required)* N/A

13. THIS ITEM APPLIES ONLY TO MODIFICATIONS OF CONTRACTS/ORDERS, IT MODIFIES THE CONTRACT/ORDER NO. AS DESCRIBED IN ITEM 14.

	A. THIS CHANGE ORDER IS ISSUED PURSUANT TO: *(Specify authority)* THE CHANGES SET FORTH IN ITEM 14 ARE MADE IN THE CONTRACT ORDER NO. IN ITEM 10A. AUTHORITY:
	B. THE ABOVE NUMBERED CONTRACT/ORDER IS MODIFIED TO REFLECT THE ADMINISTRATIVE CHANGES *(such as changes in paying office, appropriation date, etc.)* SET FORTH IN ITEM 14, PURSUANT TO THE AUTHORITY OF FAR 42.103(b).
	C. THIS SUPPLEMENTAL AGREEMENT IS ENTERED INTO PURSUANT TO AUTHORITY OF:
X	D. OTHER *(Specify type of modification and authority)* The Mutual Agreement of the Parties.

E. IMPORTANT: Contractor [ ] is not, [X] is required to sign this document and return 1 copies to the issuing office.

14. DESCRIPTION OF AMENDMENT/MODIFICATION *(Organized by UCF section headings, including solicitation/contract subject matter where feasible.)*

The purpose of this modification is to incorporate the "Negotiated Settlement Agreement and Special Release betwee Huntleigh USA Corporation and the Transportation Security Administration" as attached to this modification into the contract. (End of modification.)

15A. NAME AND TITLE OF SIGNER *(Type or print)*		16A. NAME AND TITLE OF CONTRACTING OFFICER *(Type or*	
Richard Sporn CEO		Charles T. Eppright Contracting Officer	
15B. CONTRACTOR/OFFEROR	15C. DATE SIGNED	16B. UNITED STATES OF AMERICA	16C. DATE SIGN
Huntleigh USA Corp R. [signature] *(Signature of person authorized to sign)*	12/22/10	BY [signature] Charles T. Eppright *(Signature of Contracting Officer)*	1/21/20

NSN 7540-01-152-8070 STANDARD FORM 30 (REV. 10/83)